Mueller Water Products
First Quarter 2014
Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products’ 2014 first quarter conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2013 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 159.0 million shares outstanding at December 31, 2013.

Discussing the first quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year, which ends on September 30, unless specified otherwise. All operating results discussed in these prepared remarks are from continuing operations, unless specified otherwise.

A replay of this morning’s call will be available for 30 days after the call at 1-866-418-8386. The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you, Martie.

And thank you for joining us today as we discuss our results for the 2014 first quarter.

I’ll begin with a brief overview of the quarter, followed by Evan’s detailed financial report, which covers key drivers affecting our businesses. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for the 2014 second quarter and balance of the year.

For Mueller Water Products as a whole, year-over-year net sales increased 5 percent and adjusted operating income grew 86 percent to $14.1 million in the quarter. Adjusted net income per diluted share improved to one cent from a loss of two cents.

Our Mueller Co. business unit increased net sales 9.2 percent in the first quarter, with growth across most product lines, especially valves and brass products. This increase was achieved despite a decline in domestic hydrant unit volume of 13%, which was due to a number of our distributors and end users delaying orders while they waited for further clarity regarding the applicability of the Reduction of Lead in Drinking Water Act to fire hydrants. In late December, legislation was passed specifically exempting fire hydrants from the Act. Consequently, we believe the decline in hydrant sales was only a timing issue, and we expect to see year-over-year domestic unit volume improve in subsequent quarters.

We are pleased with the year-over-year operating income improvement at Mueller Co. Adjusted operating income improved 82 percent. Adjusted operating margin improved 390 basis points to 9.7 percent.

In addition, net sales of Mueller Co.’s newer technology products and services grew about 12 percent this quarter compared with last year.

Although Anvil’s net sales declined slightly, adjusted operating income improved 24 percent and adjusted operating margin improved 160 basis points.

Overall, results for the quarter were about as we anticipated. We continue to believe results for the balance of 2014 will improve year over year primarily due to expected growth in our key end markets and the benefits of stronger operating leverage.

With that, I’ll turn the call over to Evan for a detailed discussion of our financial results for the quarter.

Evan Hart - Financial Summary

Thanks Greg, and good morning everyone. I’ll first review our first quarter consolidated financial results and then discuss segment performance.

Net sales for the 2014 first quarter of $257.4 million increased $12.3 million, or 5.0 percent, from the 2013 first quarter net sales of $245.1 million due to higher shipment volumes and higher prices at Mueller Co.

Gross profit improved 17.5 percent to $67.1 million for the 2014 first quarter compared to $57.1 million for the 2013 first quarter. Gross profit margin of 26.1 percent in the 2014 first quarter improved 280 basis points from 23.3 percent in the 2013 first quarter. This improvement was driven primarily by higher sales prices and higher shipment volumes.

Selling, general and administrative expenses were 20.6 percent of net sales in the 2014 first quarter compared to 20.2 percent of net sales in the 2013 first quarter. SG&A expenses for the 2014 first quarter were $53.0 million as compared with $49.5 million in 2013.

Adjusted operating income for the 2014 first quarter increased 86 percent to $14.1 million compared to adjusted operating income of $7.6 million for the 2013 first quarter. This increase was due primarily to higher shipment volumes and higher sales prices.
Adjusted EBITDA for the 2014 first quarter increased to $28.8 million compared to $22.4 million for the 2013 first quarter, an improvement of 29 percent from last year.

Interest expense, net for the 2014 first quarter declined $0.9 million to $12.6 million compared to $13.5 million for the 2013 first quarter. This decrease was due to a lower level of total debt outstanding.

During the 2014 first quarter, income tax expense was $0.3 million on income before income taxes of $1.4 million, resulting in an effective income tax rate of 21.4 percent. Even if the tax rate for this quarter had been comparable to our previous guidance of 37-40 percent for the full year, our adjusted earnings per share for the quarter would still have been one cent.

Adjusted net income per diluted share for the 2014 first quarter was one cent compared to an adjusted net loss per diluted share for the 2013 first quarter of two cents.

There was a weighted average of 161.7 million diluted shares of our common stock outstanding for the 2014 first quarter compared to a weighted average of 159.2 million diluted shares outstanding for the 2013 first quarter.

I’ll now move on to segment performance and begin with Mueller Co.

Net sales for the 2014 first quarter increased 9.2 percent to $165.0 million compared to $151.1 million for the 2013 first quarter. This increase was due primarily to higher shipment volumes across most product lines and higher prices.

Adjusted operating income for the 2014 first quarter improved 82 percent to $16.0 million compared to $8.8 million for the 2013 first quarter. Adjusted operating margin for the 2014 first quarter improved 390 basis points to 9.7 percent compared to 5.8 percent for the 2013 first quarter.

Adjusted EBITDA for the 2014 first quarter grew 36 percent to $27.1 million compared with $20.0 million for 2013.

Mueller Systems’ net sales for the 2014 first quarter increased by about 10 percent year-over-year. Sequentially, we reduced our operating loss due primarily to higher sales. Year-over-year, our operating loss expanded less than $1 million due, in part, to an inventory adjustment that impacted the first quarter year-over-year comparison. For the full year, the inventory adjustment impact is expected to be neutral. R&D expenses, primarily related to development of our fixed leak detection offering, were also higher.

I’ll now turn to Anvil…

Net sales for the 2014 first quarter decreased 1.7 percent to $92.4 million compared to $94.0 million for the 2013 first quarter. The decrease resulted primarily from lower shipment volumes.

Adjusted operating income for the 2014 first quarter improved 24 percent to $7.3 million compared to $5.9 million for the 2013 first quarter. Anvil’s adjusted operating margin for the 2014 first quarter improved 160 basis points to 7.9 percent compared to 6.3 percent for the 2013 first quarter.

Adjusted EBITDA for the 2014 first quarter increased 15 percent to $10.8 million compared to $9.4 million for the 2013 first quarter.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was negative $11.3 million for the 2014 first quarter compared to negative $5.6 million for the 2013 first quarter. We continue to expect 2014 full year free cash flow to be stronger than 2013 driven primarily by better operating results.

At December 31, 2013, total debt was $600.7 million and included $420.0 million of 7⅜% Senior Subordinated Notes due 2017, $178.0 million of 8¾% Senior Unsecured Notes due 2020 and $2.7 million of other. Net debt leverage was 3.0x at December 31, 2013. Using December 31, 2013 data, we had $138.5 million of excess availability under our asset-based credit agreement.

I’ll now turn the call back to Greg.

Thanks, Evan.

I’ll now elaborate on our 2014 first quarter and end markets and provide an outlook for the second quarter and comment on the balance of the year.

I’ll begin with Mueller Co.

We continued to see strong growth in domestic demand for our Mueller Co. core products.  Domestic unit shipments for iron gate valves were up 8 percent and brass products were up 13 percent. However, domestic unit shipments for hydrants declined 13 percent year-over-year as a number of our distributors and end users delayed orders while they sought clarity of the applicability of the Reduction of Lead in Drinking Water Act to fire hydrants.  As I noted earlier, we believe this first-quarter decline was only a timing issue, and we expect to see year-over-year domestic hydrant sales volume improve in subsequent quarters.

We believe the market as a whole remains strong and the volume increase we saw in our iron gate valves and brass products was driven primarily by growth in residential construction, although we also saw some positive activity in municipal spending.

Year-over-year sales of metering products increased by about 10 percent in the first quarter.

Overall Mueller Co. net sales during the quarter grew 9.2 percent year-over-year. Net sales from our core domestic iron gate valves, hydrants and brass products grew 13 percent year-over-year even with the decline in hydrant sales.

Anvil’s net sales declined slightly year-over-year. We saw a drop off in demand for our products from the oil & gas market as we approached the end of the calendar year. Shipments of our products to our addressed non-residential construction market were mixed. We saw positive growth in activity from warehouse construction, but other types of construction declined. In total, our shipments driven by non-residential construction were flat year-over-year. As Evan mentioned, in spite of the decline in net sales, Anvil was able to increase adjusted operating income year-over-year primarily due to lower costs.

Turning now to our outlook for the 2014 second quarter.

I’ll start with Mueller Co. Overall, we believe the fundamentals in our market are stronger entering the second quarter this year than they were last year. Demand for our products from residential construction and, to a lesser extent, municipal spending, is up nicely. In addition, we believe inventories at some of Mueller Co.’s distributors were down as we entered the second quarter.

There are a number of items that are likely to affect the second and third quarter year-over-year comparisons relative to timing of shipments. First, as we previously discussed, distributors and end users delayed some hydrant orders in our first quarter as they sought further clarity regarding lead in fire hydrants. Second, in early January, we announced a price increase on iron gate valves and hydrants to be effective on February 14th - three weeks later than it was last year. Consequently, we will have three fewer weeks to ship the orders received before the price increase than we did last year, and this could potentially have an even greater impact on year-over-year comparisons in the second and third quarters. More of the orders placed in advance of the effective date are expected to ship in the third quarter this year than they did last year.
Third, the severe weather in the Northeast and Midwest this year has resulted in construction delays that could also impact the timing of shipments in the second quarter.

Considering all these factors, we expect Mueller Co.’s net sales to increase in the mid-single digits in the second quarter.

We expect both Mueller Co.’s adjusted operating income to improve and adjusted operating margin to expand year-over-year for the 2014 second quarter although at lower rates than we experienced in the first quarter.

We are in the midst of changing the manufacturing process for certain sizes of our iron gate valves. This change is expected to result in a write-down of some of our existing equipment but it is expected to deliver between $3.0 - $3.5 million in cost savings on an annualized basis. We expect to take an associated $1.5 million non-cash charge during the second quarter. This expected charge is not included in the adjusted guidance we just gave.

At Anvil, while we expect the energy and non-residential construction markets to improve, we think these improvements will most likely be in the second half of the year. Consequently, we believe Anvil’s second quarter net sales and adjusted operating income will be essentially flat year-over-year.

For Mueller Water Products as a whole, we believe 2014 second quarter net sales will increase in the mid-single digits year-over-year driven by performance at Mueller Co. We expect solid increases in our 2014 second quarter adjusted operating income and expansion in adjusted operating margin year-over-year.

I will now take a moment and talk about our expectations for full year 2014.

As we said on our last call, overall for the Mueller Co. base business, which excludes our metering and leak detection products and services, we expect year-over-year net sales growth rate to be in the high single digits.

In 2013, net sales of our metering products and services grew by approximately 50 percent year-over-year. We expect to continue to see nice growth in 2014, but expect the growth rate to be about half the 2013 growth rate based on the delivery schedule of our current backlog and anticipated timing of new projects.

In total for Mueller Co., 2014 net sales growth should be comparable to the 2013 growth rate based on our current outlook for residential construction, continued growth in municipal spending and continued adoption of smart meter technologies.

We expect Mueller Co.’s adjusted operating income and adjusted operating margin to improve over 2013. We also believe our metering and leak detection products and services will be profitable for 2014, with growth in net sales and adjusted operating income weighted towards the second half of the year.

For Anvil, year-over-year net sales are expected to grow in the low- to mid-single digit range and adjusted operating margin should expand slightly based on our current expectations of increased demand in our oil & gas and non-residential construction end markets in the second half of the year.

Other 2014 key variables include: corporate spending is expected to be $34 to $36 million, depreciation and amortization is expected to be $58 to $60 million and interest expense is expected to be about $51 million based on our current debt outstanding. Our adjusted effective income tax rate is expected to be 37% to 40%. Capital expenditures are expected to be $34 to $36 million.

For 2014, we continue to expect free cash flow to be stronger than in 2013, driven primarily by better operating results. Additionally, we expect cash income taxes to be minimal in 2014 as we continue to benefit from utilization of net operating loss carryforwards. We also expect to make only minimal cash contributions to our pension plans in 2014.

In total for Mueller Water Products, our full year outlook remains substantially the same as we provided on the last conference call.

With that, I will open this call for your questions.